June 19, 2021

Wendy Kim
501 Beale Street 20B

San Francisco, CA 94105

Re:      Employment Agreement

Dear Wendy,

BioVie, Inc., a Nevada corporation (the “Company”) is pleased to offer you the position of Chief Financial Officer on the following terms. You will be overseeing the company’s financial operations and ensuring we are in compliance with all required SEC and NASDAQ regulations. You will report to Cuong Do will work remotely. Of course, the Company may change your position, duties, and work location from time to time in its discretion.

Your base salary will be $225,000 on an annualized basis, less payroll deductions and withholdings, paid bi-weekly on the Company’s normal payroll schedule. You will also receive an $10,000 annual healthcare supplement.

You will receive a $131,250 retention bonus that will become payable when the Company completes its fundraise and will pay out over the subsequent 24 months. Should you separate from the company before the bonus is fully paid, the monthly payout will be reduced by one-half and continue until the full amount has been paid.

You will also be eligible to earn an annual discretionary performance bonus that will be determined by the Company’s CEO and the Board’s Compensation Committee. The amount of this bonus will be determined in the sole discretion of the Company and based, in part, on your performance and the performance of the Company during the calendar year. The Company will pay you this bonus, if any, by no later than March 15th of the following calendar year. The bonus is not earned until paid and no pro-rated amount will be paid if your employment terminates for any reason prior to the payment date.

During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. Currently, the Company is pleased to offer an enhanced benefits program. You will have a range of options to choose from for medical, dental and vision coverage. The Company will cover 80% of the lowest cost plan, and you can pay for the difference between the company-supported amount and the actual cost of the plan you select. The company will also provide Basic Life & AD&D coverage of 2X your basic salary. A full description of these benefits is available upon request. You will also qualify to participate in the 401(k) plan, which matches your contributions dollar-for-dollar up to five percent (5%) of your salary. Exempt employees may take a reasonable amount of time off with pay, as permitted by their duties and responsibilities, and as approved in advance by their supervisor. As such, you will qualify for three (3) weeks of paid vacation leave annually (prorated in the first calendar year of employment) plus any approved company holidays. The Company may change compensation and benefits from time to time in its discretion. Additionally, you will be entitled to paid sick leave as provided by applicable state law and/or local ordinance.

2120 Colorado Avenue, Suite 230 • Santa Monica, CA 90404

Subject to approval by the Company’s Board of Directors (the “Board”), the Company anticipates granting you options to purchase the Company’s common stock at the fair market value as determined by the Board as of the date of grant (the “Option”) when the Company has completed its fundraise and a compensation study has been conducted to determine market practices for such grants. The anticipated Option will be governed by the terms and conditions of the Company’s Inc. 2019 Omnibus Equity Incentive Plan (the “Plan”) and your grant agreement, and will vest over five (5) year schedule, subject to your Continuous Service (as defined in the Plan) as of each such date.

As a Company employee, you will be expected to abide by all Company rules and policies. As a condition of employment, you must sign and comply with the attached Employee Confidential Information and Inventions Assignment Agreement which prohibits unauthorized use or disclosure of the Company’s proprietary information, among other obligations.

In your work for the Company, you will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom you have an obligation of confidentiality. Rather, you will be expected to use only that information which is generally known and used by persons with training and experience comparable to your own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company. You agree that you will not bring onto Company premises any unpublished documents or property belonging to any former employer or other person to whom you have an obligation of confidentiality. You hereby represent that you have disclosed to the Company any contract you have signed that may restrict your activities on behalf of the Company.

Normal business hours are from 9:00 a.m. to 5:00 p.m., Monday through Friday. As an exempt salaried employee, you will be expected to work additional hours as required by the nature of your work assignments.

Your employment with the Company will be “at-will.” You may terminate your employment with the Company at any time and for any reason whatsoever simply by notifying the Company. Likewise, the Company may terminate your employment at any time, with or without cause or advance notice. Your employment at-will status can only be modified in a written agreement signed by you and by an officer of the Company.

This offer is contingent upon a reference check and satisfactory proof of your right to work in the United States. You agree to assist as needed and to complete any documentation at the Company’s request to meet these conditions.

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To ensure the rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and in exchange for the mutual promises contained in this Agreement and the sign-on bonus you and the Company agree to arbitrate all disputes relating to your employment with the Company, the parties agree to arbitration administered by JAMS pursuant to its Employment Arbitration Rules & Procedures and subject to JAMS Policy on Employment Arbitration Minimum Standards of Procedural Fairness. This mutual agreement to arbitrate is set forth more fully in the enclosed Mutual Agreement to Arbitrate Employment-Related Disputes (“Arbitration Agreement”), the execution of which is a condition of your employment with the Company.

This offer letter, together with your Employee Confidential Information and Inventions Assignment Agreement and the Arbitration Agreement, forms the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

Please sign and date this letter, and the enclosed Employee Confidential Information and Inventions Assignment Agreement, and the Mutual Agreement to Arbitrate Employment-Related Disputes and return them to me by July 1, 2021.

3

We look forward to your favorable reply and to a productive and enjoyable work relationship.

Sincerely,

Cuong Do

THIS CONTRACT CONTAINS A BINDING ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

Understood and Accepted:

Wendy Kim	Date

Enclosures

4

BioVie Inc.

CONFIDENTIAL INFORMATION AND INVENTION ASSIGNMENT AGREEMENT

In consideration of my employment with BioVie Inc., its subsidiaries, parents, affiliates, successors and assigns (together “Company”), and the compensation paid to me now and during my employment with Company, and the Company’s agreement to provide me with access to its Confidential Information (as defined below), I hereby enter into this Confidential Information and Invention Assignment Agreement (the “Agreement”) and agree as follows:

1.       Confidential Information Protections.

   1.1       Recognition of Company’s Rights; Nondisclosure. I understand and acknowledge that my employment with Company creates a relationship of confidence and trust with respect to Company’s Confidential Information (as defined below) and that Company has a protectable interest therein. At all times during and after my employment, I will hold in confidence and will not disclose, use, lecture upon, or publish any of Company’s Confidential Information, except as such disclosure, use or publication may be required in connection with my work for Company, or unless an officer of Company expressly authorizes such disclosure. I will obtain Company’s written approval before publishing or submitting for publication any material (written, oral, or otherwise) that discloses and/or incorporates any Confidential Information. I hereby assign to Company any rights I may have or acquire in such Confidential Information and recognize that all Confidential Information will be the sole and exclusive property of Company and its assigns. I will take all reasonable precautions to prevent the inadvertent accidental disclosure of Confidential Information. Notwithstanding the foregoing, pursuant to 18 U.S.C. Section 1833(b), I will not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that: (1) is made in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law; or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

   1.2       Confidential Information. The term “Confidential Information” means any and all confidential knowledge, data or information of Company. By way of illustration but not limitation, “Confidential Information” includes (a) trade secrets, inventions, mask works, ideas, processes, formulas, software in source or object code, data, programs, other works of authorship, know-how, improvements, discoveries, developments, designs and techniques and any other proprietary technology and all Intellectual Property Rights (as defined below) therein (collectively, “Inventions”); (b) information regarding research, development, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, margins, discounts, credit terms, pricing and billing policies, quoting procedures, methods of obtaining business, forecasts, future plans and potential strategies, financial projections and business strategies, operational plans, financing and capital-raising plans, activities and agreements, internal services and operational manuals, methods of conducting Company business, suppliers and supplier information, and purchasing; (c) information regarding customers and potential customers of Company, including customer lists, names, representatives, their needs or desires with respect to the types of products or services offered by Company, proposals, bids, contracts and their contents and parties, the type and quantity of products and services provided or sought to be provided to customers and potential customers of Company and other non-public information relating to customers and potential customers; (d) information regarding any of Company’s business partners and their services, including names, representatives, proposals, bids, contracts and their contents and parties, the type and quantity of products and services received by Company, and other non-public information relating to business partners; (e) information regarding personnel, employee lists, compensation, and employee skills; and (f) any other non-public information which a competitor of Company could use to the competitive disadvantage of Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which was known to me prior to my employment with Company or which is generally known in the trade or industry through no breach of this Agreement or other act or omission by me. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other agreement between the Company and me, nothing in this Agreement will limit my right to discuss my employment or report possible violations of law or regulation with the Equal Employment Opportunity Commission, United States Department of Labor, the National Labor Relations Board, the Securities and Exchange Commission, or other federal government agency or similar state or local agency or to discuss the terms and conditions of my employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act or to the extent that such disclosure is protected under the applicable provisions of law or regulation, including but not limited to “whistleblower” statutes or other similar provisions that protect such disclosure.

2120 Colorado Avenue, Suite 230 ● Santa Monica, CA 90404

   1.3       Third Party Information. I understand, in addition, that Company has received and in the future will receive from third parties their confidential and/or proprietary knowledge, data or information (“Third Party Information”) subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for Company) or use, except in connection with my work for Company, Third Party Information or unless expressly authorized by an officer of Company in writing.

   1.4       Term of Nondisclosure Restrictions. I understand that Confidential Information and Third Party Information is never to be used or disclosed by me, as provided in this Section 1. If a temporal limitation on my obligation not to use or disclose such information is required under applicable law, and the Agreement or its restriction(s) cannot otherwise be enforced, I agree and Company agrees that the two year period after the date my employment ends will be the temporal limitation relevant to the contested restriction; provided, however, that this sentence will not apply to trade secrets protected without temporal limitation under applicable law.

   1.5       No Improper Use of Information of Prior Employers and Others. During my employment with the Company, I will not improperly use or disclose confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person.

2.       Assignments of Inventions.

   2.1       Definitions. As used in this Agreement, the term “Intellectual Property Rights” means all trade secrets, Copyrights, trademarks, mask work rights, patents and other intellectual property rights recognized by the laws of any jurisdiction or country; the term “Copyright” means the exclusive legal right to reproduce, perform, display, distribute and make derivative works of a work of authorship (as a literary, musical, or artistic work) recognized by the laws of any jurisdiction or country; and the term “Moral Rights” means all paternity, integrity, disclosure, withdrawal, special and any other similar rights recognized by the laws of any jurisdiction or country.

   2.2       Excluded Inventions and Other Inventions. Attached hereto as Exhibit A is a list describing all existing Inventions, if any, (a) that are owned by me or in which I have an interest and were made or acquired by me prior to my date of first employment with the Company, (b) that may relate to Company’s business or actual or demonstrably anticipated research or development, and (c) that are not to be assigned to Company (“Excluded Inventions”). If no such list is attached, I represent and agree that it is because I have no Excluded Inventions. For purposes of this Agreement, “Other Inventions” means Inventions in which I have or may have an interest, as of the commencement of my employment or thereafter, other than Company Inventions (as defined below) and Excluded Inventions. I acknowledge and agree that if I use any Excluded Inventions or any Other Inventions in the scope of my employment, or if I include any Excluded Inventions or Other Inventions in any product or service of Company, or if my rights in any Excluded Inventions or Other Inventions may block or interfere with, or may otherwise be required for, the exercise by Company of any rights assigned to Company under this Agreement, I will immediately so notify Company in writing. Unless Company and I agree otherwise in writing as to particular Excluded Inventions or Other Inventions, I hereby grant to Company, in such circumstances (whether or not I give Company notice as required above), a non-exclusive, perpetual, transferable, fully-paid and royalty-free, irrevocable and worldwide license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform, and publicly display in any form or medium, whether now known or later developed, make, have made, use, sell, import, offer for sale, and exercise any and all present or future rights in, such Excluded Inventions and Other Inventions. To the extent that any third parties have rights in any such Other Inventions, I hereby represent and warrant that such third party or parties have validly and irrevocably granted to me the right to grant the license stated above.

2.3       Assignment of Company Inventions. Inventions assigned to Company or to a third party as directed by Company pursuant to Section 2.6 are referred to in this Agreement as “Company Inventions.” Subject to Section 2.4 and except for Excluded Inventions set forth in Exhibit A and Other Inventions, I hereby assign to Company all my right, title, and interest in and to any and all Inventions (and all Intellectual Property Rights with respect thereto) made, conceived, reduced to practice, or learned by me, either alone or with others, during the period of my employment with the Company. To the extent required by applicable Copyright laws, I agree to assign in the future (when any copyrightable Inventions are first fixed in a tangible medium of expression) my Copyright rights in and to such Inventions. Any assignment of Company Inventions (and all Intellectual Property Rights with respect thereto) hereunder includes an assignment of all Moral Rights. To the extent such Moral Rights cannot be assigned to Company and to the extent the following is allowed by the laws in any country where Moral Rights exist, I hereby unconditionally and irrevocably waive the enforcement of such Moral Rights, and all claims and causes of action of any kind against Company or related to Company’s customers, with respect to such rights. I further acknowledge and agree that neither my successors-in-interest nor legal heirs retain any Moral Rights in any Company Inventions (and any Intellectual Property Rights with respect thereto).

2.4       Unassigned or Nonassignable Inventions. I recognize that this Agreement will not be deemed to require assignment of any Invention that I developed entirely on my own time without using the Company’s equipment, supplies, facilities, trade secrets, or Confidential Information, except for those Inventions that either (i) relate to the Company’s actual or anticipated business, research or development, or (ii) result from or are connected with work performed by me for the Company. In addition, this Agreement does not apply to any Invention which qualifies fully for protection from assignment to the Company under any specifically applicable state law, regulation, rule or public policy (“Specific Inventions Law”).

   2.5       Obligation to Keep Company Informed. During the period of my employment, I will promptly and fully disclose to Company in writing all Inventions authored, conceived, or reduced to practice by me, either alone or jointly with others. At the time of each such disclosure, I will advise Company in writing of any Inventions that I believe fully qualify for protection under the provisions of the Specific Inventions Law; and I will at that time provide to Company in writing all evidence necessary to substantiate that belief. Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the Specific Inventions Law. I will preserve the confidentiality of any Invention that does not fully qualify for protection under the Specific Inventions Law.

   2.6       Government or Third Party. I agree that, as directed by Company, I will assign to a third party, including without limitation the United States, all my right, title, and interest in and to any particular Company Invention.

   2.7       Ownership of Work Product.

(a)       I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by Copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

(b)       I agree that Company will exclusively own all work product that is made by me (solely or jointly with others) within the scope of my employment, and I hereby irrevocably and unconditionally assign to Company all right, title, and interest worldwide in and to such work product. I understand and agree that I have no right to publish on, submit for publishing, or use for any publication any work product protected by this Section, except as necessary to perform services for Company.

   2.8       Enforcement of Intellectual Property Rights and Assistance. I will assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Intellectual Property Rights and Moral Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Intellectual Property Rights to Company or its designee, including the United States or any third party designated by Company. My obligation to assist Company with respect to Intellectual Property Rights relating to such Company Inventions in any and all countries will continue beyond the termination of my employment, but Company will compensate me at a reasonable rate after my termination for the time actually spent by me at Company’s request on such assistance. In the event Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in this paragraph, I hereby irrevocably designate and appoint Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and on my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Intellectual Property Rights assigned under this Agreement to Company.

   2.9       Incorporation of Software Code. I agree that I will not incorporate into any Company software or otherwise deliver to Company any software code licensed under the GNU General Public License or Lesser General Public License or any other license that, by its terms, requires or conditions the use or distribution of such code on the disclosure, licensing, or distribution of any source code owned or licensed by Company except in strict compliance with Company’s policies regarding the use of such software.

3.       Records. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that is required by Company) of all Confidential Information developed by me and all Company Inventions made by me during the period of my employment at Company, which records will be available to and remain the sole property of Company at all times.

4.       Duty of Loyalty During Employment. I agree that during the period of my employment with Company, I will not, without Company’s express written consent, directly or indirectly engage in any employment or business activity which is directly or indirectly competitive with, or would otherwise conflict with, my employment with Company.

5.       Reasonableness of Restrictions.

   5.1       I agree that I have read this entire Agreement and understand it. I acknowledge that I have the right to consult with counsel prior to signing this Agreement. I further acknowledge that I will derive significant value from the Company’s agreement to provide me with Company Confidential Information to enable me to optimize the performance of my duties to the Company. I further acknowledge that my fulfillment of the obligations contained in this Agreement, including, but not limited to, my obligation neither to disclose nor to use Company Confidential Information other than for the Company’s exclusive benefit and my obligations not to solicit are necessary to protect Company Confidential Information and, consequently, to preserve the value and goodwill of the Company. I agree that this Agreement does not prevent me from earning a living or pursuing my career. I agree that the restrictions contained in this Agreement are reasonable, proper, and necessitated by Company’s legitimate business interests. I represent and agree that I am entering into this Agreement freely and with knowledge of its contents with the intent to be bound by the Agreement and the restrictions contained in it.

   5.2       In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, I and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law.

6.       No Conflicting Agreement or Obligation. I represent that my performance of all the terms of this Agreement and as an intern of Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment with Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict with this Agreement.

7.       Return of Company Property. When I leave the employ of Company, I will deliver to Company any and all drawings, notes, memoranda, specifications, devices, formulas and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Confidential Information of Company. I agree that I will not copy, delete, or alter any information contained upon my Company computer or Company equipment before I return it to Company. In addition, if I have used any personal computer, server, or e-mail system to receive, store, review, prepare or transmit any Company information, including but not limited to, Confidential Information, I agree to provide Company with a computer-useable copy of all such Confidential Information and then permanently delete and expunge such Confidential Information from those systems; and I agree to provide Company access to my system as reasonably requested to verify that the necessary copying and/or deletion is completed. I further agree that any property situated on Company’s premises and owned by Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company’s personnel at any time with or without notice. Prior to leaving, I will cooperate with Company in attending an exit interview and completing and signing Company’s termination statement if required to do so by Company.

8.       Legal and Equitable Remedies.

   8.1       I agree that it may be impossible to assess the damages caused by my violation of this Agreement or any of its terms. I agree that any threatened or actual violation of this Agreement or any of its terms will constitute immediate and irreparable injury to Company, and Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that Company may have for a breach or threatened breach of this Agreement.

   8.2       I agree that if Company is successful in whole or in part in any legal or equitable action against me under this Agreement, Company will be entitled to payment of all costs, including reasonable attorney’s fees, from me.

9.       Notices. Any notices required or permitted under this Agreement will be given to Company at its headquarters location at the time notice is given, labeled “Attention Chief Executive Officer,” and to me at my address as listed on Company payroll, or at such other address as Company or I may designate by written notice to the other. Notice will be effective upon receipt or refusal of delivery. If delivered by certified or registered mail, notice will be considered to have been given five business days after it was mailed, as evidenced by the postmark. If delivered by courier or express mail service, notice will be considered to have been given on the delivery date reflected by the courier or express mail service receipt.

10.     Publication of This Agreement to Subsequent Employer or Business Associates of Intern.

   10.1    If I am offered employment or the opportunity to enter into any business venture as owner, partner, consultant or other capacity while the restrictions described in Section Error! Reference source not found. of this Agreement are in effect I agree to inform my potential employer, partner, co-owner and/or others involved in managing the business with which I have an opportunity to be associated of my obligations under this Agreement and also agree to provide such person or persons with a copy of this Agreement.

11.     General Provisions.

   11.1    Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California as such laws are applied to agreements entered into and to be performed entirely within California between residents of California. I hereby expressly consent to the personal jurisdiction and venue of the state and federal courts located in California for any lawsuit filed there against me by Company arising from or related to this Agreement.

   11.2    Severability. In case any one or more of the provisions, subsections, or sentences contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect the other provisions of this Agreement, and this Agreement will be construed as if such invalid, illegal or unenforceable provision had never been contained in this Agreement. If moreover, any one or more of the provisions contained in this Agreement will for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it will be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it will then appear.

   11.3    Successors and Assigns. This Agreement is for my benefit and the benefit of Company, its successors, assigns, parent corporations, subsidiaries, affiliates, and purchasers, and will be binding upon my heirs, executors, administrators and other legal representatives.

   11.4       Survival. This Agreement will survive the termination of my employment, regardless of the reason, and the assignment of this Agreement by Company to any successor in interest or other assignee.

   11.5       At-Will Status. I agree and understand that nothing in this Agreement will change my at-will status or confer any right with respect to continuation of my employment with Company, nor will it interfere in any way with my right or Company’s right to terminate my employment at any time, with or without cause or advance notice.

  11.6       Waiver. No waiver by Company of any breach of this Agreement will be a waiver of any preceding or succeeding breach. No waiver by Company of any right under this Agreement will be construed as a waiver of any other right. Company will not be required to give notice to enforce strict adherence to all terms of this Agreement.

  11.7       Export. I agree not to export, reexport, or transfer, directly or indirectly, any U.S. technical data acquired from Company or any products utilizing such data, in violation of the United States export laws or regulations.

  11.8       Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

  11.9       Advice of Counsel. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT WILL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION OF THIS AGREEMENT.

  11.10     Entire Agreement. The obligations pursuant to Sections 1 and 2 (except Subsection 2.4 and Subsection 2.7(a)) of this Agreement will apply to any time during which I was previously engaged, or am in the future engaged, by Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter of this Agreement and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

[signatures to follow on next page]

This Agreement will be effective as of July 1, 2021.

Employee:

I have read this agreement carefully and understand its terms. I have completely filled out Exhibit A to this Agreement.

(Signature)

Name

Date

COMPANY:

Accepted and agreed

BioVie Inc.

By:
Cuong Do President & Chief Executive Officer

Exhibit A

Excluded Inventions

TO:	BioVie Inc.
FROM:
DATE:

1.       Excluded Inventions Disclosure. Except as listed in Section 2 below, the following is a complete list of all Excluded Inventions:

☐	No Excluded Inventions.

☐	See below:

☐	Additional sheets attached.

2.       Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to the Excluded Inventions generally listed below, the intellectual property rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Excluded Invention	Party(ies)	Relationship
1.
2.
3.

☐	Additional sheets attached.

BioVie Inc.

Mutual Agreement to Arbitrate Employment-Related Disputes

This Mutual Agreement to Arbitrate Disputes (“Agreement”) is made and entered into as of July 1, 2021 (the “Effective Date”) by and between BioVie, Inc., a Nevada corporation, (the “Employer”) and Wendy Kim, an individual (the “Employee”) (the Employer and the Employee are collectively referred to herein as the “Parties”).

1.       Intent of Agreement. It is the intent of Employee and the Employer that this Agreement will govern the resolution of all disputes, claims and any other matters in question arising out of or relating to the Parties’ employment relationship. The Parties shall resolve all disputes arising out of the employment relationship in accordance with the provisions of this Agreement.

2.       Mandatory Arbitration. The Employer and Employee agree that any claim, complaint, or dispute that relates in any way to the Parties’ employment relationship, whether based in contract, tort, statute, fraud, misrepresentation or any other legal theory, shall be submitted to final, binding and confidential arbitration conducted by JAMS or its successor, under JAMS’ then applicable rules and procedures for employment disputes (available upon request and also currently available at http://www.jamsadr.com/rules-employment-arbitration/). You can also call JAMS at (213) 620-0100 if you have questions about the arbitration process. If the JAMS Employment Arbitration Rules are inconsistent with the terms of this Agreement, the terms of this Agreement shall govern, except as otherwise required by law.

3.       Covered Claims. This Agreement to arbitrate covers all grievances, disputes, claims, or causes of action (collectively, “claims”) in a federal, state or local court or agency under applicable federal, state or local laws, arising out of Employee’s employment with the Employer and the termination thereof, including claims Employee may have against the Employer or against its officers, directors, supervisors, managers, employees, or agents in their capacity as such or otherwise, or that the Employer may have against Employee. The claims covered by this Agreement include, but are not limited to, claims for breach of any contract or covenant (express or implied), tort claims, claims for wrongful termination (constructive or actual) in violation of public policy, claims for discrimination or harassment (including, but not limited to, harassment or discrimination based on race, sex, gender, religion, national origin, age, marital status, medical condition, psychological condition, mental condition, disability, or sexual orientation), claims for violation of any federal, state, or other governmental law, statute, regulation, or ordinance, including, but not limited to, all claims arising under Title VII of the Civil Rights Act, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the California Fair Employment and Housing Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, and Employee Retirement Income Security Act. The parties to this Agreement specifically agree that all claims under the California Labor Code, including, but not limited to, claims for overtime, unpaid wages, and claims involving meal and rest breaks shall be subject to this Arbitration Agreement. (“Covered Claims”).

4.       Claims Not Covered. Claims not covered by this Agreement are claims for workers’ compensation, unemployment compensation benefits, administrative charges for unfair labor practices brought before the National Labor Relations Board, Excluded Claims (defined in Paragraph 5 below), or any other claims that, as a matter of law, the Parties cannot agree to arbitrate. Nothing in this Agreement shall be interpreted to mean that employees are precluded from filing complaints with the California Department of Fair Employment and Housing and/or federal Equal Employment Opportunity Commission and National Labor Relations Board.

2120 Colorado Avenue, Suite 230 • Santa Monica, CA 90404

5.       Waiver of Class Action and Representative Action Claims. Waiver of Class Action and Representative Action Claims. Except for representative claims which cannot be waived under applicable law and which are therefore excluded from this Agreement (“Excluded Claims”), Employee and the Company expressly intend and agree that: (a) class action and representative action procedures are hereby waived and shall not be asserted, nor will they apply, in any arbitration pursuant to this Agreement; (b) each will not assert class action or representative action claims against the other in arbitration or otherwise; and (c) Employee and the Company shall only submit their own, individual claims in arbitration and will not seek to represent the interests of any other person. To the extent that the Parties’ dispute involves both timely filed Excluded Claims and claims subject to this Agreement, the Parties agree to bifurcate and stay for the duration of the arbitration proceedings any such Excluded Claims.

6.       Waiver of Trial by Jury. The Parties understand and fully agree that by entering into this Agreement to arbitrate, they are giving up their constitutional right to have a trial by jury, and are giving up their normal rights of appeal following the rendering of a decision except as California law provides for judicial review of arbitration proceedings. The Parties anticipate that by entering into this Agreement, they will gain the benefits of a speedy and less expensive dispute resolution procedure.

7.       Claims Procedure. Arbitration shall be initiated upon the express written notice of either party. The aggrieved party must give written notice of any claim to the other party. Written notice of an Employee’s claim shall be mailed by certified or registered mail, return receipt requested, to the Employer’s General Counsel or Chief Executive Officer at 2120 Colorado Avenue, Suite 230 • Santa Monica, CA 90404 (“Notice Address”). Written notice of the Employer’s claim will be mailed to the last known address of Employee. The written notice shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Written notice of arbitration shall be initiated within the same time limitations that California law applies to those claim(s).

8.       Arbitrator Selection. The Arbitrator shall be selected as provided in JAMS’ Rules and Procedures.

9.       Discovery. The JAMS Employment Arbitration Rules regarding discovery shall apply to arbitration under this Agreement. The Arbitrator selected according to this Agreement shall decide all discovery disputes.

10.       Substantive Law. The Arbitrator shall apply the substantive state or federal law (and the law of remedies, if applicable) as applicable to the claim(s) asserted. The Arbitrator shall conduct and preside over an arbitration hearing of reasonable length, to be determined by the Arbitrator. The Arbitrator shall provide the Parties with a written decision explaining his or her findings and conclusions. The Arbitrator’s decision shall be final and binding upon the Parties.

11.       Motions. The Arbitrator shall have jurisdiction to hear and rule on prehearing disputes and is authorized to hold prehearing conferences by telephone or in person as the Arbitrator deems necessary. The Arbitrator shall have the authority to set deadlines for completion of discovery, and for filing motions for summary judgment, and to set briefing schedules for any motions. The Arbitrator shall have the authority to adjudicate any cause of action, or the entire claim, pursuant to a motion for summary adjudication and/or summary judgment, and, in deciding such motions, shall apply the law of the State of California.

12.       Compelling Arbitration/Enforcing Award. Either party may bring an action in court to compel arbitration under this Agreement or to otherwise determine the arbitrability of claims under this Agreement, and to confirm, vacate or enforce an arbitration award, and each party shall bear its own attorney fees and costs and other expenses of such action.

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13.       Arbitration Fees and Costs. The Employer shall be responsible for the arbitrator’s fees and expenses. Each party shall pay its own costs and attorneys’ fees, if any. However, if any party prevails on a statutory claim which affords the prevailing party attorneys’ fees and costs, or if there is a written agreement providing for attorneys’ fees and costs, the Arbitrator may award reasonable attorneys’ fees and costs to the prevailing party. Any dispute as to the reasonableness of any fee or cost shall be resolved by the Arbitrator.

14.       Term of Agreement. This Agreement to arbitrate shall survive the termination of Employee’s employment. It can only be revoked or modified in writing signed by both Parties that specifically states an intent to revoke or modify this Agreement and is signed by the Employer’s General Counsel or an authorized executive.

15.       Severability. If any provision of this Agreement to arbitrate is adjudged to be void or otherwise unenforceable, in whole or in part, the void or unenforceable provision shall be severed and such adjudication shall not affect the validity of the remainder of this Agreement to arbitrate.

16.       Voluntary Agreement. By executing this Agreement the Parties represent that they have been given the opportunity to fully review, comprehend and negotiate the terms of this Agreement. The Parties understand the terms of this Agreement and freely and voluntarily sign this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date above.

BioVie Inc.

By
Name: Cuong Do
Title: President & Chief Executive Officer

EMPLOYEE

By:

Name: Wendy Kim

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